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February 27, 2003                                                     Exhibit 99


TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)


                TECUMSEH PRODUCTS COMPANY ANNOUNCES RETIREMENT OF
                    CHAIRMAN OF THE BOARD KENNETH G. HERRICK


Tecumseh, Michigan, February 27, 2003 . . . . Tecumseh Products Company today announced that Kenneth G. Herrick has retired as a director and the Chairman of the Board. The Board appointed Mr. Herrick's son, Todd W. Herrick, President and Chief Executive Officer, to succeed his father as Chairman of Board. The Board also gave the newly retired Mr. Herrick the honorary designation of Chairman Emeritus.

"On behalf of the Board of Directors, I would like to take this opportunity to thank Ken Herrick for his dedication and service to Tecumseh Products," commented Mr. J. Russell Fowler. "The Board of Directors is confident that our senior management team will continue to successfully manage the business of the Company while implementing our current business strategies."

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications. Our products are sold in over 100 countries around the world. Worldwide sales for the year ended December 31, 2001 were approximately $1.4 billion.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to

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Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2001, and each quarter's 10-Q.

Contact:          Pat Walsh
                  Director of Investor Relations
                  Tecumseh Products Company
                  (517) 423-8455

Website:  www.tecumseh.com